EXHIBIT 10.14E

FIFTH AMENDMENT
TO

CREDIT AGREEMENT
(Term Loan)

     This Fifth Amendment to Credit Agreement (Term Loan) (“Amendment Agreement”) is made May 21, 2003, to be effective as of the Effective Date, by and among Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (“Borrower”), CoBank, ACB (“CoBank”) as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity “Administrative Agent”), and the Syndication Parties signatory hereto, including CoBank in such capacity (each a “Syndication Party” and collectively, the “Syndication Parties”).

RECITALS

     A. Borrower, CoBank, St. Paul Bank for Cooperatives (“St. Paul Bank”), and the Syndication Parties signatory thereto entered into a Credit Agreement (Term Loan) (as amended, the “Credit Agreement”) dated as of June 1, 1998.

     B. The Credit Agreement was amended by the First Amendment to Credit Agreement (Term Loan) effective as of May 31, 1999 (“First Amendment”) and by the Second Amendment to Credit Agreement (Term Loan) effective as of May 23, 2000 (“Second Amendment”), and by the Third Amendment to Credit Agreement (Term Loan) dated as of May 23, 2001 (“Third Amendment”) , and by the Fourth Amendment to Credit Agreement (Term Loan) dated as of May 22, 2002 (“Fourth Amendment”).

     C. CoBank is the successor by merger to the interests and obligations of St. Paul Bank under the Credit Agreement.

     D. The parties hereto desire to amend the Credit Agreement as hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit Agreement if defined therein.

2. Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:

     2.1 The following Sections of Article 1 are amended in their entirety to read as follows:

     1.2 Adjusted Consolidated Funded Debt: All Consolidated Funded Debt of Borrower and its Consolidated Subsidiaries, plus the net present value of operating leases of Borrower and its Consolidated Subsidiaries as discounted by a rate of 8.0% per annum.

     1.17 Base Rate: a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion, with the consent of Borrower, which consent will not be unreasonably withheld (provided that Borrower’s consent shall not be required at any time there has occurred and is continuing a Potential Default or an Event of Default).

     1.25 Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary and/or one-time non-cash losses for such period; minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) extraordinary and/or one-time income, (ii) non-cash patronage income, and (iii) non-cash equity earnings in joint ventures.

     1.28 Consolidated Funded Debt: all indebtedness for borrowed money of the Borrower and its Subsidiaries, that is classified as long term debt in accordance with GAAP, and shall include Debt of such maturity created or assumed by the Borrower or any Consolidated Subsidiary either directly or indirectly, including obligations of such maturity secured by liens upon property of the Borrower or its Consolidated Subsidiaries and upon which such entity customarily pays the interest, and all rental payments under capitalized leases of such maturity.

     1.29 Consolidated Interest Expense: for any period, all interest expense of Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

     1.30 Consolidated Members’ and Patrons’ Equity: the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries and the minority interest in Subsidiaries, provided that the total amount of intangible assets of Borrower and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed $30,000,000 (and to the extent such intangible assets exceed $30,000,000.00, they will not be included in the calculation of Consolidated Members’ and Patrons’ Equity); all as determined in accordance with GAAP consistently applied.

     1.31 Consolidated Subsidiary: (a) any Subsidiary whose accounts are consolidated with those of Borrower in accordance with GAAP and (b) Ventura Foods, LLC so long as the accounts thereof are required to be consolidated with those of Borrower in accordance with GAAP.

     1.33 Debt: means as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under capital leases; (c) obligations of such Person arising under bankers’ or trade acceptance facilities; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor of another Person against loss (without duplication) ; (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

     1.39 Environmental Laws: any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about any of the real property interests of a Person, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”).

     1.49 Funded Debt: means, with respect to any Person, at any time, all Debt of such Person in each case maturing by its terms more than one year after the date of creation thereof, or which is renewable or extendible at the option of such Person for a period ending more than one (1) year after the date of creation thereof, and shall include Debt of such maturity created or assumed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon property of such Person and upon which such Person customarily pays the interest, and all obligations of such Person under Capital Leases of such maturity, and the net present value of obligations under Operating Leases as discounted by a rate of 8.0% per annum, and all obligations to reimburse the Letter of Credit Bank or any Syndication Party with respect to all Letters of Credit which support long-term debt, with expiration dates in excess of one year from the date of issuance thereof.

     1.53 GAAP : generally accepted accounting principles in the United States of America, as in effect from time to time.

     1.63 Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any assets, goods or services not in the ordinary course of business, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.

     1.67 Material Adverse Effect: means a material adverse effect on (a) the financial condition, results of operation, business or property of Borrower; or (b) on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) on the ability of the Administrative Agent or the Syndication Parties to enforce their rights and remedies against Borrower under the Loan Documents.

     1.71 Multiemployer Plan: means a Plan meeting the definition of a “multiemployer plan” in Section 3(37) of ERISA.

     1.91 Required Lenders: shall mean Syndication Parties (including Voting Participants) whose aggregate Individual Commitments constitute fifty-one percent (51.0%) of the Aggregate Commitment; provided that the number of Syndication Parties (including Voting Participants) which constitute the Required Lenders must be the lesser of (i) all, or (ii) no fewer than three (3), if fewer than three (3) Syndication Parties (including Voting Participants) would constitute fifty-one percent (51.0%) of the aggregate Individual Commitments. Pursuant to Section 13.32 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders.

     1.94 Revolving Loan Credit Agreement: means that certain Credit Agreement (Revolving Loan) dated as of May 21, 2003 by and between Borrower , CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties set forth on the signature pages thereto, as it shall be amended from time to time.

     1.95 Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity, other than Ventura Foods, LLC, with respect to which such Person, (i) directly or indirectly owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Borrower’s Subsidiaries owned as of May 21, 2003 are set forth on Exhibit 1.95 hereto.

     2.2 The following new Sections are added to Article 1, reading as follows:

     1.107 Anti-Terrorism Laws:. shall have the meaning set forth in Subsection 7.24.1.

     1.108 Borrower Benefit Plan: means (a) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA); (b) any “multiple employer plan” within the meaning of Section 413 of the Code; (c) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (d) a “voluntary employees’ beneficiary association” within the meaning of Section 501(a)(9) of the Code; (e) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (f) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by Borrower or in which Borrower participates or to which Borrower is obligated to contribute.

     1.109 Borrower Pension Plan: means each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.

     1.110 CERCLA: shall have the meaning set forth in Section 1.39.

     1.111 Communications: shall have the meaning set forth in Subsection 14.16.1.

     1.112 Embargoed Person: shall have the meaning set forth in Section 9.16.

     1.113 Executive Order: shall have the meaning set forth in Subsection 7.24.1.

     1.114 Farm Credit System Institution: shall mean any Farm Credit Bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be a part of the Farm Credit System and chartered by and subject to regulation by the Farm Credit Administration.

     1.115 Holdout Lender: shall have the meaning set forth in Section 13.32.

     1.116 Intellectual Property: shall have the meaning set forth in Section 7.18.

     1.117 NCRA: shall have the meaning set forth in Section 10.5.

     1.118 Non-US Lender: shall have the meaning set forth in Section 13.30.

     1.119 OFAC: shall have the meaning set forth in Section 9.16.

     1.120 Other List: shall have the meaning set forth in Section 9.16.

     1.121 Platform: shall have the meaning set forth in Subsection 14.16.2.

     1.122 Primary Portal: shall have the meaning set forth in Subsection 14.16.2.

     1.123 RCRA: shall have the meaning set forth in Section 1.39.

     1.121 Replacement Lender: shall have the meaning set forth in Section 13.32.

     1.122 SDN List: shall have the meaning set forth in Section 9.16.

     2.3 Subsection 3.1.1 is amended by the addition of the following sentence:

     Base Rate Loans must be in minimum amounts of $10,000,000.00 and in incremental multiples of $1,000,000.00.

     2.4 Section 4.4 is amended in its entirety to read as follows:

     4.4 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement and the other Loan Documents shall be made to the Administrative Agent in immediately available federal funds, to be received no later than 1:00 P.M. Central time of the Banking Day on which such payment is due (or the following Banking Day if such date is not a Banking Day) by wire transfer through Federal Reserve Bank, Kansas City, Routing Number: 307088754, COBANK ENGWD (or to such other account as the Administrative Agent may designate by notice).

     4.4.1 Payments to be Free and Clear. All sums payable by Borrower under this Credit Agreement and the other Loan Documents shall be paid without setoff or counterclaim and free and clear of, and without any deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment (excluding taxes imposed on or measured by the net income or net profits of the recipient of such payment, and franchise taxes imposed in lieu thereof).

     4.4.2 Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such tax from any sum paid or payable by Borrower to the Administrative Agent or any Syndication Party under any of the Loan Documents:

          (a) Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

          (b) Borrower shall pay any such tax when such tax is due, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Syndication Party, as the case may be) on behalf of and in the name of the Administrative Agent or such Syndication Party;

          (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Syndication Party, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

          (d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any tax which it is required by clause (b) above to pay, Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any Syndication Party under clause (c) above except to the extent that any change after the date on which such Syndication Party became a Syndication Party in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Syndication Party became a Syndication Party, in respect of payments to such Syndication Party.

     2.5 Section 4.5 is amended by the addition of the following sentence at the end of such Section:

     In no event will the amount of Funding Losses payable under this Section be less than $300.00 with respect to any such prepayment.

     2.6 The following Sections of Article 7 are amended in their entirety to read as follows:

     7.10 Employee Benefit Plans. Exhibit 7.10 sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan that is maintained by Borrower or any of its Subsidiaries or in which Borrower or any of its Subsidiaries participates or to which Borrower or any of its Subsidiaries is obligated to contribute, in each case as of the Closing Date. Borrower and its Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), to the extent applicable to them, and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”).

     7.15 Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of the following calendar year.

     7.18 Trademarks, Tradenames, etc. Borrower owns or licenses all patents, trademarks, trade names, service marks and copyrights (collectively, “Intellectual Property”) that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on Borrower. Borrower is not a licensee under any written license for any patent, trademark, tradename, service mark or copyright other than shrinkwrap licenses for “off-the-shelf” software used by Borrower in the conduct of its business. The Intellectual Property is in full force and effect, and Borrower has taken or caused to be taken all action, necessary to maintain the Intellectual Property in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property being revoked, invalidated, modified, or limited.

     7.21 Acts of God. Neither the business nor the properties of Borrower or any Subsidiary are currently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     2.7 The following new Sections and Subsections are added to Article 7, and existing Section 7.23 is renumbered as Section 7.25:

     7.23 Labor Matters and Labor Agreements. Except as set forth in Exhibit 7.23 hereto: (a) As of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time. (b) There is no organizing activity involving Borrower pending or, to Borrower’s knowledge, threatened by any labor union or group of employees. (c) There are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition. (d) There are no complaints or charges against Borrower pending or, to Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual. (e) There are no strikes or other labor disputes against Borrower that are pending or, to Borrower’s knowledge, threatened. (f) Hours worked by and payment made to employees of Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters. The representations made in clauses (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.24 Anti-Terrorism Laws.

          7.24.1 Violation of Law. Neither the Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

          7.24.2 Classification. Neither Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

            (a) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (b) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (c) a Person or entity with which any Syndication Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

            (d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

            (e) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

          7.24.3 Conduct of Business. Neither Borrower nor to the knowledge of Borrower, any of its brokers or other agents acting in any capacity in connection with the Loans (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) of Subsection 7.24.2 above, (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     2.8 The following Sections and Subsections of Article 9 are amended in their entirety to read as follows:

          9.2.1 Annual Financial Statements. As soon as available, but in no event later than one hundred and twenty (120) days after the end of any Fiscal Year of Borrower occurring during the term hereof one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for the Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers, or other independent public accountants of nationally recognized standing selected by the Borrower and satisfactory to the Administrative Agent, and to be accompanied by a copy of the management letter of such accountants addressed to the board of directors of Borrower related to such annual audit; and annual financial statements of Borrower. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Annual Report on Form 10-K as prepared and filed in accordance with the requirements of the Securities Exchange Commission shall be deemed to satisfy the requirements of this Subsection if accompanied by the required unqualified accountant’s certification. Such annual financial statements or Form 10-K’s required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent.

          9.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements or other information concerning the operations of Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Quarterly Report on Form 10-Q as prepared and filed in accordance with the requirements of the Securities Exchange Commission shall be deemed to satisfy the requirements of this Subsection other than clause (d) hereof. Such quarterly financial statements or Form 10-Q’s required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent (subject to normal year end adjustments).

          9.2.4 ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of Borrower’s Chief Financial Officer setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this subsection (6) unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the Subsidiaries in excess of ten million dollars ($10,000,000).

          9.2.5 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to require Borrower or any Subsidiary to have to pay or deliver assets having a value of ten million dollars ($10,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Effect.

          9.2.11 Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as the Administrative Agent or any Syndication Party may from time to time reasonably request.

     9.5 Compliance with Legal Requirements and Agreements. Borrower shall, and shall cause each Subsidiary to: (a) comply with all laws, rules, regulations and orders applicable to Borrower (or such Subsidiary, as applicable) or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or any Subsidiary, as applicable) is a party or by which it or any of its (or any Subsidiary, or any of such Subsidiary’s, as applicable) property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute an Event of Default unless such failure could reasonably be expected to have a Material Adverse Effect.

     9.7 Taxes. Borrower shall pay or cause to be paid, and shall cause each Subsidiary to pay, when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or Subsidiary’s, as applicable) employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP.

     9.7 Insurance. Borrower shall maintain, and cause each Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that Borrower may, to the extent permitted by Law, provide for appropriate self-insurance with respect to workers’ compensation. At the request of Administrative Agent, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to the

Administrative Agent. All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to Borrower prior to any cancellation for non-payment of premiums and at least forty-five (45) days’ notice to Borrower of cancellation for any other reason or of non-renewal. With respect to all such insurance policies, Borrower shall provide the Administrative Agent with (a) within ten (10) days after obtaining such knowledge, written notice of any material modification of which it has knowledge; and (b) one or more certificates of insurance which shall include the agreement of the broker/insuror representative providing such certificates to provide to the Administrative Agent at least ten (10) days’ notice prior to any cancellation of any such insurance policies for non-payment of premiums and at least forty-five (45) days’ notice prior to cancellation of any such insurance policies for any other reason, and of non-renewal or material modification of any such insurance policies. No later than forty (40) days prior to expiration, Borrower shall give the Administrative Agent (x) satisfactory written evidence of renewal of all such policies with premiums paid, or (y) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, the Administrative Agent may at any time thereafter give Borrower written notice to provide the Administrative Agent with such evidence as described in clause (x), in which case Borrower must do so within ten (10) days of such notice. Borrower agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.

     9.11 Inspection. Borrower shall permit, and cause its Subsidiaries to permit, the Administrative Agent or any Syndication Party or their agents, during normal business hours or at such other times as the parties may agree, to inspect the assets and operations of Borrower and its Subsidiaries and to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss the affairs, finances, operations, and accounts of Borrower and its Subsidiaries with their respective officers, directors, employees, and independent certified public accountants (and by this provision Borrower authorizes said accountants to discuss with the Administrative Agent or any Syndication Party or their agents the finances and affairs of Borrower); provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.

     9.12 Required Licenses; Permits; Intellectual Property; Etc. Borrower shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Subsidiaries to obtain and maintain in full force and effect, all Required Licenses and Intellectual Property as appropriate for the business being conducted and properties owned by Borrower or such Subsidiaries at any given time.

     9.13 ERISA Borrower shall make or cause to be made, and cause each Subsidiary to make or cause to be made, all payments or contributions to all Borrower Pension Plans covered by Title IV of ERISA, which are necessary to enable those Borrower Pension Plans to continuously meet all minimum funding standards or requirements.

     9.15 Financial Covenants. Borrower shall maintain the following financial covenants:

          9.15.1 Working Capital. Borrower shall have at all times Consolidated Current Assets minus Consolidated Current Liabilities of not less than $200,000,000.

     [NOTE: Subsections 9.15.2 and 9.15.3 remain un changed.]

     2.9 The following new Sections are added to Article 9 to read as follows:

     9.16 Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Borrower that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of Borrower, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law, or the Loans made by the Syndication Parties would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, indirect interest, of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

     9.17 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, none of the funds of Borrower, that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

     2.10 The following Sections and Subsections of Article 10 (and including certain subparagraphs of Section 10.3) are amended in their entirety, and a new subparagraphs (n) and (o) are added to Section 10.3, in each case to read as follows:

     10.1 Borrowing. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) create, incur, assume or permit to exist, directly or indirectly, any Debt, except for: (a) Debt of Borrower arising under this Credit Agreement and the other Loan Documents; (b) trade payables arising in the ordinary course of business; (c) Capital Leases in existence from time to time; (d) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (e) unsecured Debt arising under uncommitted lines of credit; provided that the maximum principal amount that may be outstanding at any one time shall not exceed $50,000,000.00; (f) Debt in existence on the date hereof as set forth in Exhibit 10.1 attached hereto; (g) unsecured long-term Debt; (h) Debt of Borrower incurred pursuant to the Revolving Loan Credit Agreement; (i) documentary and standby letters of credit issued at the request of Borrower or any Restricted Subsidiary, provided the aggregate undrawn face amount under all such letters of credit does not exceed $75,000,000; and (j) such other Debt agreed upon in writing between Borrower and the Syndication Parties.

     10.3 Liens. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following Liens (“Permitted Encumbrances”):

          (c) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business of Borrower or the Restricted Subsidiary, as applicable, and not in connection with the borrowing of money;

          (d) Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Borrower or the Restricted Subsidiary is protected in all material respects by insurance or for the payment of which adequate reserves have been established, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Borrower and its Restricted Subsidiaries so secured (including interest and penalties) shall not be in excess of $10,000,000.00 at any one time outstanding;

          (k) Liens of CoBank and other cooperatives, respectively, on Investments by Borrower in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Borrower;

          (m) Liens securing its reimbursement obligations under any letter of credit issued in connection with the acquisition of an asset; provided that (i) the lien attaches only to such asset, and (ii) the lien is released upon satisfaction of such reimbursement obligation;

          (n) Liens to secure and provide credit support, up to a maximum of $25,000,000.00, for regulated exchange or over-the-counter hedging transactions; and

          (o) Liens created pursuant to the Revolving Loan Credit Agreement on the Cash Collateral Account (as that term is defined in the Revolving Loan Credit Agreement) and on all money, financial assets, or other property on deposit or held therein.

[NOTE: the other subparagraphs of Section 10.3 remain un changed.]

     10.4 Sale of Assets. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve (12) month period commencing September 1, 2002 and each September 1 thereafter, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, and (c) leases of assets to an entity in which Borrower has at least a fifty-percent (50%) interest in ownership, profits, and governance. For purposes of this Section, “material part” shall mean ten percent (10%) or more of the lesser of the book value or the market value of the assets of Borrower or such Restricted Subsidiary as shown on the balance sheets thereof as of the August 31 immediately preceding each such twelve (12) month measurement period.

     10.5 Liabilities of Others. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s or any Restricted Subsidiary’s business, (b) guarantees made from time to time, whether in existence on the Closing Date or made subsequent thereto, by Borrower and its Restricted Subsidiaries in the ordinary course of their respective businesses with respect to the liabilities and obligations of Persons other than National Cooperative Refinery Association (“NCRA”); provided, however, that the aggregate amount of all indebtedness guaranteed under this clause (b) shall not exceed $150,000,000.00 in the aggregate, and (c) guarantees made by Borrower from time to time, whether in existence on the Closing Date or made subsequent thereto, of liabilities and obligations of NCRA for Funded Debt of NCRA, provided that the maximum amount of liabilities of NCRA guaranteed pursuant to this clause (c), when added to the amount of Investments by Borrower pursuant to clause (i) of Subsection 10.8 hereof, shall not exceed $125,000,000.00.

     10.6 Loans. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) lend or advance money, credit, or property to any Person, except for (a) loans to Restricted Subsidiaries; (b) trade credit extended in the ordinary course of business and advances against the purchase price for the purchase by Borrower of goods or services in the ordinary course of business; (c) loans made by Borrower to its members on open account maintained by such members with Borrower or made by Borrower to its members pursuant to its Affiliate Financing CoBank Participation Program; and (d) loans made by Fin-Ag, Inc. to agricultural producers, provided that at all times on and after May 21, 2003, the aggregate outstanding principal amount of all such loans retained by Borrower and Fin-Ag, Inc. under clauses (c) and (d) of this Section shall not exceed $110,000,000.00.

     10.7 Merger; Acquisitions; Business Form; Etc. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or form or create any new Subsidiary (other than a Restricted Subsidiary formed by Borrower), change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however,

          (a) The foregoing shall not prevent any consolidation, acquisition, or merger if after giving effect thereto:

               (i) The book value of Borrower and its subsidiaries does not increase due to all such mergers, consolidations or acquisitions by an aggregate amount in excess of $100,000,000.00 in any Fiscal Year of Borrower;

               (ii) Borrower is the surviving entity; and

               (iii) No Event of Default or Potential Default shall have occurred and be continuing.

          (b) The foregoing shall not prevent Borrower from forming or creating any new Subsidiary provided:

               (i) The Investment in such Subsidiary does not violate any provision of Section 10.8 hereof; and

               (ii) Such Subsidiary shall not acquire all or substantially all of the assets of any Person except through an acquisition, consolidation, or merger satisfying the requirements of clause (a) of this Section.

     10.8 Investments. Except for the purchase of Bank Equity Interests, Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person, except that Borrower and the Restricted Subsidiaries may own, purchase or acquire:

          (f) Investments in Persons, which are not Restricted Subsidiaries, identified, including the book value of each such Investment, on Exhibit 10.8(f) hereto; provided that the amount of such Investment shall not increase above the amount shown in Exhibit 10.8(f),except for (i) property and cash contributions made between March 31, 2003 and May 21, 2003 and not shown in Exhibit 10.8(f), and (ii) Investments made pursuant to clauses (h) through (k) of this Section subsequent to May 21, 2003;

          (h) Investments in the form of non-cash patronage dividends in any Person;

          (i) Investments in NCRA in addition to (1) non-cash patronage dividends, and (2) those Investments in NCRA by Borrower prior to the Closing Date, as shown, by amount and date, on Exhibit 10.8(i) hereto, provided that the maximum amount of Investments in NCRA subsequent to the Closing Date pursuant to this clause (i), when added to the aggregate amount of obligations and liabilities of NCRA guaranteed by Borrower pursuant to clause (c) of Subsection 10.5 hereof, shall not exceed $125,000,000.00;

          (j) Investments in Ventura Foods, LLC in addition to those Investments in Ventura Foods, LLC by Borrower prior to the Closing Date, as shown, by amount and date, on

Exhibit 10.8(j) hereto, provided that the maximum amount of Investments in Ventura Foods, LLC subsequent to the Closing Date pursuant to this clause (j) shall not exceed $75,000,000.00; and

          (k) Investments, in addition to those permitted by clauses (a) through (j) above, in an aggregate amount not exceeding $110,000,000.00.

[NOTE: the other subparagraphs of Section 10.8 remain un changed.]

     2.11 The following new Sections are added to Article 10, reading as follows:

     10.12 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code with respect to any Borrower Benefit Plan; (b) engage in or permit any transaction or other event which could result in a “reportable event"( as such term is defined in Section 4043 of ERISA) for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the end of any Fiscal Year, in excess of $25,000,000.00, whether or not waived, with respect to any Borrower Pension Plan; (e) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC.

     10.13 Anti-Terrorism Law. Borrower shall not (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Subsection 7.24.2 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’ compliance with this Section).

     2.12 Subparagraphs (c), (d), and (e) of Section 12.1 are amended in their entirety to read as follows:

               (c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.8 (only if such default is with respect to the last sentence of such Section), 9.11, 9.15, 9.16, 9.17, 10.1, 10.4, 10.5, 10.7, 10.10, or 10.13 of this Credit Agreement; provided that a default under Subsection 9.15.1 hereof shall not constitute an Event of Default nor a Potential Default if Borrower is in compliance with such Subsection within five (5) Banking Days after the earlier of (i) the date on which Borrower discovers that it is not in compliance with such test, or (ii) the date by which Borrower is required by Subsections 9.2.1 or 9.2.2 hereof to provide quarterly or year-end financial statements and/or Compliance Certificates to the Administrative Agent.

               (d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.2, 9.5, 9.6, 9.7, 9.8 (except as provided in clause (c) of this Section), 9.9, 9.10, (except as provided in Section 12.1(e)), 9.12, 9.13, 9.14, 10.3, 10.6, 10.8, 10.9, or 10.11 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

               (e) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $10,000,000.00.

     2.13 Section 12.13 is amended in its entirety to read as follows:

     12.13 Rights and Remedies. In addition to the remedies set forth in Section 12.1 and 12.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise, subject to the provisions of Subsection 13.6.4 hereof, all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

     2.14 The reference in Section 13.3 to 11:00 A.M. (Central time) is changed to 2:00 P.M. (Central time).

     2.15 The following Sections and Subsections of Article 13 are amended in their entirety as follows:

          13.5.1 Advice To solicit the advice and assistance of each of the Syndication Parties and Voting Participants concerning the administration of the Loans and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Syndication Parties or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties, Voting Participants, and the Administrative Agent.

          13.6.2 Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided in Article 4 hereof. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Syndication Party hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Syndication Party on such due date an amount equal to the amount then due such Syndication Party. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each Syndication Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Syndication Party together with interest thereon, for each day from the date such amount is distributed to such Syndication Party until the date such Syndication Party repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate.

          13.6.3 Loan Administration. Subject to the provisions of Section 13.8 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the Loans, including, without limitation: (a) monitor all borrowing activity, Individual Commitment balances, and maturity dates of all Treasury Rate Loans and Quoted Rate Loans; (b) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Syndication Parties (including Voting Participants where applicable); (c) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (d) administer, record, and process all assignments to be made for the current and future Syndication Parties (including the preparation of a revised Schedule 1 to replace the previous Schedule 1).

     13.8 Consent Required for Certain Actions.

          13.8.1 Unanimous. Each of the Syndication Parties and Voting Participants before:

               (a) Amending the definition of Required Lenders as set forth herein or amending this Subsection 13.8.1.

               (b) Agreeing to an increase in the Aggregate Commitment or an extension of the Availability Period or of the Maturity Date.

          13.8.2 Required Lenders. The Required Lenders before:

               (a) Consenting to any action, amendment, or granting any waiver not covered in Subsection 13.8.1; or

               (b) Agreeing to amend Article 13 of this Credit Agreement (other than Subsection 13.8.1).

          13.8.3 Action Without a Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may take the following actions without obtaining the consent of the Syndication Parties or the Voting Participants:

               (a) Determining (i) whether the conditions to an Advance have been met, and (ii) the amount of such Advance;

     13.12 Collateral Application. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of one or more of the Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual Commitments. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of one or more of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further Syndication Interests or participations in the Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual Commitments. Notwithstanding any of the foregoing provisions of this Section or Article 6 hereof, no Syndication Party other than CoBank shall have any right to, or to the proceeds of, or any right to the application to any amount owing to such Syndication Party hereunder of any the proceeds of, any Bank Equity Interests issued to Borrower by CoBank or on account of any statutory lien held by CoBank on such Bank Equity Interests.

     13.14 Reports and Information to Syndication Parties. The Administrative Agent shall use reasonable efforts to provide to the Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower, and Borrower hereby authorizes such disclosure by the Administrative Agent to the Syndication Parties (and by the Syndication Parties to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 13.6.5 hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no consent rights upon the occurrence and during the continuance of an Event of Default), be (a) disclosed to any third party (other than the Administrative Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (b) used by the Syndication Party except in connection with the Loans and its Syndication Interest.

     13.15 Standard of Care. The Administrative Agent shall not be liable to Syndication Parties for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except to the extent that a court of competent jurisdiction renders a final non-appealable determination that any of the foregoing resulted from the gross negligence or willful misconduct of the Administrative Agent. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Syndication Parties. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

     13.18 Syndication Parties’ Indemnification of the Administrative Agent. Each of the Syndication Parties agree to indemnify the Administrative Agent, including any Successor Agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably (based on the ratio of the total of its Individual Commitments to the Aggregate Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are the result of the willful misconduct or gross negligence of such Indemnified Agency Party. The agreements and obligations in this Section shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.

     13.20 Administrative Agent Fee. The Administrative Agent and any Successor Agent shall be entitled to such fee as agreed upon between Borrower and the Administrative Agent for acting as the Administrative Agent.

     13.21 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Syndication Parties and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, such approval not to be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without obtaining the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (a) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (b) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 14.4.2 hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

     13.22 Representations and Warranties of All Parties. The Administrative Agent and each Syndication Party represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will, upon the Administrative Agent’s written request, furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

     13.26 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof. Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its interest in the Loans, without the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default); provided that: (a) any such Transfer (except a Transfer to another Syndication Party or a Transfer by CoBank) must be in a minimum amount of $5,000,000.00; (b) each Syndication Party must maintain an Individual Commitment of no less than $5,000,000.00, unless it Transfers its entire Syndication Interest; (c) the transferee must execute an agreement substantially in the form of Exhibit 13.26 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay, or cause the transferee to pay, the Administrative Agent an assignment fee of $3,500.00. Any Syndication Party may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), provided that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party, and each Syndication Party understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights (except as provided in Section 13.31 hereof with respect to Voting Participants) or the right to receive payments or distributions; and (z) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Loans (including with respect to voting rights, except as provided in Section 13.31 hereof with respect to Voting Participants) as though no participation had been granted and will not be obligated to deal directly with any participant (except as provided in Section 13.31 hereof with respect to Voting Participants). Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.

     13.30 Withholding Taxes. Each Syndication Party represents that under the applicable law in effect as of the date it becomes a Syndication Party, it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent and to Borrower such forms, certifications, statements and other documents as the Administrative Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, each

Syndication Party that was not created or organized under the laws of the United States of America or any state or other political subdivision thereof (“Non-US Lender”), shall, on the Closing Date, or upon its becoming a Syndication Party (for Persons that were not Syndication Parties on the Closing Date), furnish to the Administrative Agent and Borrower two original copies of IRS Form W-8BEN, W-8ECI, 4224, or Form 1001, as appropriate, (or any successor forms), or such other forms, certifications, statements of exemption, or documents as may be required by the IRS or by the Administrative Agent or Borrower, in their reasonable discretion, duly executed and completed by such Syndication Party, to establish, and as evidence of, such Syndication Party’s exemption from the withholding of United States tax with respect to any payments to such Syndication Party of interest or fees payable under any of the Loan documents. Further, each Non-US Lender hereby agrees, from time to time after the initial delivery by such Syndication Party of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Syndication Party shall promptly (a) deliver to the Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Syndication Party, together with any other certificate or statement of exemption required in order to confirm or establish that such Syndication Party is not subject to United States withholding tax with respect to payments to such Syndication Party under the Loan Documents or (b) notify the Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to such Syndication Party until such Syndication Party shall have furnished to the Administrative Agent and Borrower each requested form, certification, statement or document.

     2.16 The following new Sections and Subsections are added to Article 13 to read as follows, and existing Sections 13.31 and 13.32 are renumbered as 13.33 and 13.34 respectively:

          13.6.5 Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties and Voting Participants notices and reports provided to the Administrative Agent by Borrower pursuant to Section 9.2 hereof.

          13.8.4 Voting Participants. Under the circumstances set forth in Section 13.31 hereof, each Voting Participant shall be accorded voting rights as though such Person was a Syndication Party, and in such case the voting rights of the Syndication Party from which such Voting Participant acquired its participation interest shall be reduced accordingly.

If no written consent or denial is received from a Syndication Party or a Voting Participant within five (5) Banking Days after written notice of any proposed action as described in this Section is delivered to such Syndication Party or Voting Participant by the Administrative Agent, such Syndication Party or Voting Participant shall be conclusively deemed to have consented thereto for the purposes of this Section.

     13.31 Certain Participants’ Voting Rights. Any Farm Credit System Institution which (a) has acquired and, at any time of determination maintains, a participation interest in the minimum aggregate amount of $5,000,000.00 in a particular Syndication Party’s Syndication Interest; and (b) has been designated in writing by such Syndication Party to the Administrative Agent as having such entitlement (such designation to include for such participant, its name, contact information, and dollar participation amount) (each a “Voting Participant”), shall be entitled to vote (and such Syndication Party’s voting rights shall be correspondingly reduced), on a dollar basis, as if such Voting Participant were a Syndication Party, on any matter requiring or allowing a Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action. The voting rights of any Syndication Party so designating a Voting Participant shall be reduced by an equivalent dollar amount.

     13.32 Replacement of Holdout Lender. If any action to be taken by the Syndication Parties or the Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Syndication Parties, and a Syndication Party (“Holdout Lender”) fails to give its consent, authorization, or agreement, then the Administrative Agent, upon at least five (5) Banking Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Syndication Parties (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Banking Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver a Syndication Acquisition Agreement, subject only to the Holdout Lender being repaid its full share of the outstanding Bank Debt without any premium, discount, or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Syndication Acquisition Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Syndication Acquisition Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.26 hereof. Until such time as the Replacement Lenders shall have acquired all of the Syndication Interest of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to provide the Holdout Lender’s Funding Share of Advances.

     2.17 The following Sections of Article 14 are amended in their entirety to read as follows:

     14.2 Service of Process and Consent to Jurisdiction. Borrower and each Syndication Party hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against such Person for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower and each Syndication Party irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower and each Syndication Party hereby irrevocably appoints, until six (6) months after the expiration of the Maturity Date (as it may be extended at anytime), The Corporation Company, or such other Person as it may designate to the Administrative Agent, in each case with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower or such Syndication Party to receive for and on its behalf at such agent’s Denver, Colorado office, service of process, which service may be made by mailing a copy of any summons or other legal process to such Person in care of such agent. Borrower and each Syndication Party agrees that it shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as it remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower or such Syndication Party, as applicable, of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower or such Syndication Party, as applicable, for all purposes of such litigation.

     14.12 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Syndication Party of its interest hereunder and the Notes relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Notes and will (upon delivery of such Notes for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of each such Note a new Note or, in the case of an assignment of a portion of any such Syndication Party’s Syndication Interest, new Notes, for any remaining balance.

     14.15 Patronage Payments. Borrower acknowledges and agrees that: (a) only that portion of the Loan represented by CoBank’s Individual Pro Rata Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank’s bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of Bank Equity Interests or otherwise will not be based on any portion of CoBank’s interest in the Loans in which CoBank has at any time granted a participation interest.

     14.20 Confidentiality. Each Syndication Party shall maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Syndication Party to obtain such consent after there is an Event of Default. The obligations of the Syndication Parties shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated or described in Sections 13.6, 13.14, and 13.26 hereof or to such Syndication Party’s parent holding company or any of such Syndication Party’s Affiliates; (b) any situation in which any Syndication Party is required by Law or required by any Governmental Authority to disclose information; (c) providing information to counsel to any Syndication Party in connection with the transactions contemplated by the Loan Documents; (d) providing information to independent auditors retained by the such Syndication Party; (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents thereof; (f) any information that is in the possession of any Syndication Party prior to receipt thereof from

Borrower or any other Person known to such Syndication Party to be acting on behalf of Borrower; (g) any information that is independently developed by any Syndication Party; and (h) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement. Notwithstanding any provision to the contrary in this Credit Agreement, the Administrative Agent and each Syndication Party (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction described in this Credit Agreement and all materials of any kind (including opinions or other tax analyses), if any, that are provided to the Administrative Agent or such Syndication Party relating to such tax treatment and tax structure. Nothing in the preceding sentence shall be taken as an indication that such transaction would, but for such sentence, be deemed to be a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

     2.18 A new Section 14.16 is added reading as follows, and Sections 14.17, 14.18, and 14.19 are renumbered as 14.18, 14.19, and 14.20 respectively

     14.16 Direct Website Communications; Electronic Mail Communications

          14.16.1 Delivery

               (a) Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Credit Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but, subject to the provisions of Subsection 14.16.3 hereof, excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Default or Event of Default under this Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Credit Agreement and/or any borrowing, or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent as follows (A) all financial statements to closing@cobank.com and (B) all other Communications to mtousignant@cobank.com. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Credit Agreement but only to the extent requested by the Administrative Agent. Receipt of the Communications by the Administrative Agent at the appropriate e-mail address as set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Credit Agreement and any other Loan Documents. Nothing in this Section 14.16 shall prejudice the right of the Administrative Agent or any Syndication Party to give any notice or other communication pursuant to this Credit Agreement or any other Loan Document in any other manner specified in this Credit Agreement or any other Loan Document.

               (b) Each Syndication Party agrees that receipt of e-mail notification that such Communications have been posted pursuant to Subsection 14.16.2 below at the e-mail address(es) set forth beneath such Syndication Party’s name on its signature page hereto or pursuant to the notice provisions of any Syndication Acquisition Agreement shall constitute effective delivery of the Communications to such Syndication Party for purposes of this Credit Agreement and any other Loan Document. Each Syndication Party further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.

          14.16.2 Posting. Borrower further agrees that the Administrative Agent may make the Communications available to the Syndication Parties by posting the Communications on “Intralinks” (“Platform”), the Administrative Agent’s internet delivery system that is part of Intralinks, Inc.’s primary web portal (the “Primary Portal”). The Primary Portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis. Borrower acknowledges that the distribution of Communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

          14.16.3 Additional Communications. The Administrative Agent reserves the right and Borrower and each Syndication Party consents and agrees thereto, to, upon written notice to Borrower and all Syndication Parties, implement and require use of a secure system whereby any notices or other communications required or permitted by this Credit Agreement, but which are not specifically covered by Subsection 14.16.1 hereof, and including, without limitation, Borrowing Notices, Funding Notices, and any communication described in clauses (i) through (iv) of Subsection 14.16.1(a) hereof, shall be sent and received via electronic mail to the e-mail addresses described in Subsection 14.16.1 hereof.

          14.16.4 Disclaimer. The Communications transmitted pursuant to this Section 14.16 and the Platform are provided “as is” and “as available.” CoBank does not warrant the accuracy, adequacy or completeness of the Communications or the Platform and CoBank expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by CoBank in connection with the Communications or the Platform.

          14.16.5 Termination. The provisions of this Section 14.16 shall automatically terminate on the date that CoBank, ACB ceases to be the Administrative Agent under this Credit Agreement.

     2.19 The documents labeled Exhibit 1.95, Exhibit 7.10, and Exhibit 7.23 and Exhibit 13.26 attached hereto shall become Exhibit 1.95, Exhibit 7.10, Exhibit 7.23, and Exhibit 13.26 to the Credit Agreement.

3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Potential Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.

4. Effective Date. This Amendment Agreement shall become effective on May 21, 2003 (“Effective Date”), so long as on or before that date the Administrative Agent receives (a) an original copy of this Amendment Agreement (or original counterparts thereof) duly executed by each party hereto, (b) an opinion of Borrower’s counsel in all respects acceptable to the Administrative Agent; and (c) payment by wire transfer of each of the costs, expenses described in Section 5 hereof. Upon the satisfaction of all conditions precedent hereto, the Administrative Agent will notify each party hereto in writing and will provide copies of all appropriate documentation in connection herewith.

5. Costs; Expenses and Taxes. Borrower agrees to reimburse the Administrative Agent on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.

6. General Provisions.

     6.1 The Credit Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

     6.2 Borrower agrees to execute such additional documents as the Administrative Agent may require to carry out or evidence the purposes of this Amendment Agreement.

     6.3 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Syndication Party under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each other Loan Document are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the “Credit Agreement” shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.

7. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

8. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telefax copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax, shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Amendment Agreement by telefacsimile also shall deliver an original executed counterpart of this Amendment Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment Agreement.

[EXECUTION PAGES BEGIN ON THE NEXT PAGE].

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement (Term Loan) to be executed by their duly authorized officers as of the Effective Date.

BORROWER:

CENEX HARVEST STATES COOPERATIVES, a
cooperative corporation formed under the laws of
the State of Minnesota

By:	s/John Schmitz
Name: John Schmitz
Title: Executive Vice President Finance and
Administration, and Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB

By:	s/Michael Tousignant
Name: Michael Tousignant
Title: Vice President

SYNDICATION PARTY:

COBANK, ACB

By:	s/Michael Tousignant
Name: Michael Tousignant
Title: Vice President

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